Exhibit 10.12
Form of Additional Incentive Agreement

To:

From:	Joaquin Duato Boix
Luani Alvarado

Date:

Re:	Additional Incentive Agreement
As you know, it is intended that the Consumer Health business will be separated (“Separation”) from the other business lines at Johnson & Johnson and its subsidiaries ("Parent") and ultimately operate as a stand- alone company with subsidiaries globally (collectively "Company"), independent of Parent. The Separation may take the form of a spin-off, split-off, initial public offering or a series of such transactions or similar types of transactions (“Transaction”). We anticipate that, subject to works council and employee representative notice and consultation processes and regulatory approvals, the Transaction will be completed in 2023. The effective date of the Transaction (i.e. closing date of an initial public offering or the date of the spin-off) shall be considered the "Closing Date" for purposes of this Additional Incentive Agreement ("AIA" or "Agreement"). Due to the needs of our business and the nature of your role, you have been identified as critical to the success of the proposed Transaction.
As a result of the critical nature of your role to the business, Johnson & Johnson is offering you an additional cash incentive as described below (the “Additional Incentive”), subject to the following terms and conditions.
1.Eligibility:    To receive the Additional Incentive, you must meet all of the following conditions of eligibility:
a)You must remain employed by the Consumer Health business, in your current position of XXX (or in an alternative Consumer Health position as agreed by Consumer Health management), on active status from the effective date of this Agreement (“Agreement Date”) until the relevant Payment Dates. For purposes of this Agreement:
•“First Payment Date” means the Closing Date, or, if earlier, the date on which your employment is involuntarily terminated by the Company prior to the Closing Date for any reason other than for Cause.
•“Second Payment Date” means the 6-month anniversary of the Closing Date or, if earlier, the date your employment is involuntarily terminated by the Company if you are terminated prior to the 6-month anniversary of the Closing Date for any reason other than for Cause.
“Cause” means (i) failure to satisfactorily perform your job duties, or (ii) a Group I or Group II violation as described in Johnson & Johnson’s Performance and Conduct Standards Policy attached hereto as Exhibit A.

For the avoidance of doubt, the transfer of your employment, whether by termination and rehire or through another transfer method, from one entity in the Johnson & Johnson Family of Companies to another will not constitute an involuntary termination or a termination without Cause for purposes of this Agreement.
The period of time between November 12, 2021 and the Second Payment Date is called the “Additional Incentive Period.” Except for leave specifically approved in accordance with the Company’s vacation or sick leave policies, any periods during which you are on any other approved (or unapproved) leave (including short-term or long-term disability leaves) will not be considered time actively worked for purposes of accruing the Additional Incentive, and the installment amounts which you would otherwise be eligible to receive under Section 2(a) and Section 2(b) below will be pro-rated based on the number of days you are on such leave, unless otherwise required by applicable law.
b)You must satisfactorily perform your job duties throughout the Additional Incentive Period, and effectively meet all expectations and responsibilities of the role.
c)As consideration for the Additional Incentive payments made to you under this Additional Incentive Agreement, you must agree to and sign a secrecy, intellectual property, non-competition and non-solicitation agreement on behalf of the Company. The form of agreement will be similar to the agreement attached hereto as Exhibit B. The agreement itself will be provided to you in advance of the First Payment Date.
d)Your entitlement to the Additional Incentive payments described below is expressly contingent upon you providing the Company with a signed general release of claims in favor of the Company and Parent (the “Release”) attached hereto as Exhibit C and incorporated herein by reference. In order to be effective the Release must be signed and delivered by you to the Company no earlier than each Payment Date and no later than a date 45 days following each Payment Date. You understand and agree that you also must not revoke the Release within the seven (7) days following your execution of the Release. You understand and agree that you have from the date of this Agreement until the Payment Dates to review and consider the Release.
2.Additional Incentive: If you meet the eligibility requirements outlined in this Agreement, you will be paid an Additional Incentive equal to $XXX (“Expected Additional Incentive”), payable in two payments, each subject to the terms outlined in this Agreement:
a.50% of the Additional Incentive will be paid out on a Company payroll date no later than 30 days after the Closing Date, subject to the receipt of a properly executed and unrevoked Release; and
b.50% of the Additional Incentive will be paid out on a Company payroll date no later than 30 days after the 6-month anniversary of the Closing Date, subject to the receipt of a properly executed and unrevoked Release.
c.If the Board of Directors and/or the Executive Committee of Parent determines not to proceed with the Transaction, the Additional Incentive will be paid out on a

Company payroll date no later than 30 days after that decision is made, subject to the receipt of a properly executed and unrevoked Release, except as follows. If the Management Compensation Committee reasonably determines that actions or inactions of the Consumer Health management team adversely impacted the viability of the Transaction, the Additional Incentive will not be paid.
All Additional Incentive payments are in part subject to the Company achieving its 2022 EBITDA objective. If the Company does not achieve its 2022 Earnings before Interest Taxes Depreciation and Amortization (EBITDA) objective, each of the Expected Additional Incentive payments you are eligible to earn will be reduced by 20%. EBITDA will be determined as Consumer Health’s Income before Tax (for management reporting purposes), plus Consumer Health’s Depreciation Expense and Amortization Expense. Corporate Allocations will not be included in the calculations.
3.During the Additional Incentive Period, you will remain eligible for consideration for merit increases and other related compensation commensurate with your position in accordance with applicable Company policy, your employment documentation, and/or applicable law. Any merit increase by the Company will not modify the Additional Incentive calculation detailed in Section 2.
4.Employment at-will: This AIA is not an offer of employment by the Company and/or Parent nor is it a promise to employ you for any given time period. Your employment with the Company and/or Parent is at-will. This means that both you and the Company and/or Parent will retain the right to terminate the employment relationship for any reason and at any time.
5.The Additional Incentive will not be considered part of your earnings for purposes of calculating current or future benefits under any compensation program or employee benefit plan maintained or sponsored by the Company, Johnson & Johnson or its affiliated companies, including, without limitation, the Long-Term Incentive Program, the Retirement Plan of Johnson & Johnson, or the Severance Pay Plan of Johnson & Johnson and Affiliated Companies.
6.The Additional Incentive is a gross amount and will be subject to withholding for payroll taxes and any other amount required or authorized by law.
7.Since the opportunity to receive an Additional Incentive is being offered to a limited number of employees, you should treat your eligibility to receive the Additional Incentive, with appropriate sensitivity and confidentiality. Unless otherwise required or permissible by applicable law, you may not disclose the terms or the existence of this AIA to anyone, except that you may disclose such information to your spouse, and your legal and/or financial advisor, provided that you first obtain their agreement to maintain such information as confidential and to not disclose such information to third parties. You understand and agree that failure to comply with this confidentiality requirement could result in forfeiture of your eligibility to receive the Additional Incentive to the extent permissible under applicable law.

8.This AIA will be governed by and construed in accordance with the laws of New Jersey, without regard to any conflicts of laws and provisions.
9.If, prior to the First or Second Payment Date, (i) you resign or otherwise terminate your employment with the Company, including but not limited to acceptance of alternative employment within the Johnson & Johnson Family of Companies, or (ii) your employment is terminated for Cause, or (iii) you fail to meet the terms and conditions set forth in this AIA, you will not be eligible for any Additional Incentive Payment that would thereafter become payable.
10.You agree that the first method for resolution of any controversy, claim or dispute arising out of this AIA will be through the Parent’s Common Ground mediation program, to the extent permitted by applicable law.
11.This AIA contains the entire agreement between you and the Company and/or Parent with respect to this Additional Incentive offer. This Agreement may not be modified except by a writing signed by the parties to this Agreement.
12.If you understand and agree to the terms and conditions of this AIA, please sign the AIA where indicated below and return it to Stephen Eliseo within 7 calendar days after the date of this Agreement. If you do not sign and return this Agreement within 7 calendar days after the date of this AIA, you will not be eligible for any Additional Incentive.
I acknowledge that I have read, understand and agree to the terms and conditions of this Additional Incentive Agreement:

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